As of Sept 21, 2006

SETTLEMENT AGREEMENT AND RELEASE OF CLAIMS

This Settlement Agreement and Release is entered into between NATIONAL LAMPOON, INC., successor-in-interest to National Lampoon Players, Inc. ("NLPI"), on behalf of itself, Yearbook Movie Company (a joint venture comprised of NLPI and Ivan Reitman Enterprises, Inc. ["Reitman"]), Reitman and Matty Simmons (individually and/or collectively, as the context requires, "Releaser") and UNIVERSAL CITY STUDIOS LLLP ("Universal"), successor-in-interest to UNIVERSAL PICTURES, a division of Universal City Studios, Inc. ("UCSI").

1. For and in consideration of the "Settlement Amount" (defined in Paragraph 2. below) and the other mutual agreements herein contained. Releaser and any and all of its and their respective representatives, agents, attorneys and assigns, hereby fully and forever release and discharge Universal and any and all of its affiliated and associated corporations and entities, parents, subsidiaries, and their respective predecessors, successors, officers, directors, employees, and their successors and assigns (all of the aforementioned persons, corporations and entities being herein collectively referred to as "Released Parties") of and from any and all claims, debts, liabilities, demands, obligations, costs, expenses, damages, actions and causes of action of whatsoever kind or nature, whether known or unknown, suspected or unsuspected, which Releaser ever had, now has, or which Releaser or any of its successors or assigns hereafter can, shall or may have against Universal, Released Parties, or any of them, or any of their successors or assigns, based on, arising out of, relating to or in connection with the duties and obligations of Universal relating to any contingent compensation (whether deferred, percentage or otherwise) with respect to revenues which may have become due or payable to Releaser under the provisions of that certain executed Co-Production Memorandum Agreement dated as of May 26, 1976, second revision dated as of September 20, 1976, between UCSI and Yearbook Movie Company ("Contract"), in connection with the photoplay entitled "Animal House" (the "Picture") during any of UCSI or Universal's accounting periods up and through that with respect to the Picture which ended on or prior to September 30, 2004 ("Applicable Period").

2. The "Settlement Amount" is the sum of three million seven hundred and fifty thousand dollars ($3,750,000), payable upon the full execution hereof to the account of:

   National Lampoon, Inc.
   8228 Sunset Boulevard
   Los Angeles, CA 90046
   Attention: Jeff Gonzalez

3. Universal and Releaser hereby further agree that, commencing with the accounting period following the Applicable Period:

   a. Universal will report video (including, without limitation, DVD) receipts in respect of the Picture in accordance with the Video Rider attached hereto and by this reference incorporated herein, except that all references in such Video Rider to twenty percent (20%) shall be deemed changed to thirty-five percent (35%); and

   b. Releaser's participation share applied solely to home video revenue calculated pursuant to subparagraph 3.a. immediately above shall be deemed increased from seventeen and

one-half percent (17-1/2%) of Gross Proceeds to thirty-five percent (35%) of Gross Proceeds.

4. Without in any manner limiting the generality or effect of the foregoing, Releaser and Universal expressly acknowledge and agree that: (a) all items contained in statements of account (and the calculations, methodology and information contained therein) on which claims were alleged in that certain Audit Report ("Audit Report") furnished to Releaser by Hacker, Douglas & Company, LLP and prepared on May 3, 2006 (and in any subsequent discussions and/or correspondence relating to such Audit Report), for accounting periods in respect of the Picture through the Applicable Period shall be incontestable by Releaser and shall be deemed to be and shall be treated as if correct and accurate in every respect by both parties hereunder; and (b) nothing in the foregoing release releases, negates or otherwise affects the obligations of Universal, and/or the rights of Releaser, and each of the parties comprising Releaser, with respect to accountings, contingent compensation and periods after the Applicable Period.

5. In executing this Agreement, Releaser has had the independent advice and counsel of its attorneys, and has executed this Agreement without duress or undue influence. With respect to the matters covered hereunder only (i.e., claims with respect to revenues which may have become due or payable to Releaser pursuant to the Contract and/or otherwise in connection with the Picture during the Applicable Period), Releaser hereby expressly waives, to the fullest extent permitted by law, the benefits of Section 1542 of the California Civil Code, which statute provides as follows:

> "A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor."

Having been advised of said code section, the parties each agree to expressly waive any and all rights either may have thereunder, as well as under any other statutes or common law principles of similar effect. The parties acknowledge that each is aware that it may hereafter discover facts in addition to or different from those which it now knows or believes to be true with respect to the subject matter of this Settlement Agreement and Release, but that it is their intention hereby fully, finally and forever to settle and release all matters released herein. In furtherance of such intention, the releases herein given shall be and remain in full force and effect as complete releases of all matters released herein notwithstanding the discovery or existence of any such additional or different facts.

6. Releaser warrants and represents that it has not assigned or transferred, or purported to assign or transfer, voluntarily or by operation of law, any matter released herein, or any part or portion thereof, to any person, firm or corporation not a signatory hereto, and hereby agrees to indemnify and hold Released Parties, and each of them, and Universal, harmless of and from any and all claims, debts, liabilities, demands, obligations, costs, expenses, damages, actions and causes of action of whatsoever kind or nature (including the payment of attorneys' fees and costs actually incurred, whether or not litigation be commenced) based on, arising out of, relating to or in connection with any such assignment or transfer or purported assignment or transfer.

7. Releaser acknowledges that neither Universal nor any Released Party has made any promise, representation or warranty whatsoever, either express, implied or statutory, not contained herein concerning the subject matter thereof, to induce Releaser to execute this Settlement agreement and Release and Releaser acknowledges that it has not executed this Settlement Agreement and

Release on any promise, representation or warranty, either express, implied or statutory, not contained herein.

8. Releaser and Universal acknowledge and agree that the terms and provisions of this Settlement Agreement and Release remain in confidence and shall remain confidential. The parties shall not publicly knowingly disclose, or knowingly cause or allow to be disclosed, any of the terms or provisions of the Settlement Agreement and Release and the parties shall not knowingly disclose privately or publicly, the contents of, or information relating to, the Settlement Amount to any person or entity, except as required by law, or as necessary to comply with law.

9. This Agreement shall be construed in accordance with the laws of the State of California applicable to agreements which are executed and fully performed within the State of California.

10. Any controversy, claim, or dispute arising out of or related to this Agreement or the interpretation, performance, or breach hereof, including but not limited to alleged violations of state or federal statutory or common law rights or duties (a "Dispute") shall be resolved according to the procedures set forth in this paragraph which shall constitute the sole dispute resolution mechanism hereunder. In the event that the parties are unable to resolve any Dispute after meeting and attempting in good faith to reach a negotiated resolution, such Dispute(s) shall first be mediated by a retired judge or justice of any California state or federal court. If the parties are unable to agree upon a mediator, either party may apply to the Los Angeles office of JAMS/Endispute, or its successor ("JAMS") for the appointment of a mediator from a panel of retired judges and justices maintained by that organization.

    a. If the parties are unable to resolve one or more Dispute(s) by mediation, then either party may initiate arbitration of such Dispute(s). The arbitration shall be initiated and conducted according to the JAMS/Endispute Comprehensive Arbitration Rules and Procedures or the JAMS Employment Arbitration Rules and Procedures, whichever is applicable, in effect as of the date hereof, including the Optional Appeal Procedure provided for in such rules (the "Arbitration Rules"). The arbitration shall be conducted in Los Angeles County before a single neutral arbitrator appointed in accordance with the Arbitration Rules, except that the parties shall be entitled to undertake discovery in the arbitration in accordance with the statutory provisions and rules applicable, as of the date of the first Arbitration Notice, to discovery in civil actions before a Superior Court of the State of California in Los Angeles County. The arbitrator shall have the authority to hear and rule upon all discovery motions and, in connection therewith, to award sanctions as appropriate in accordance with the then-prevailing California law. Any appeal shall be heard and decided by a panel of three neutral arbitrators. The neutral arbitrator and the members of any Appeal Panel shall be retired judges or justices of any California state or federal court. In all their substantive (as opposed to procedural or discovery-related) rulings, the arbitrator and Appeal Panel shall apply the law specified in the choice of law provision of this Agreement. If either party refuses to perform any or all of its obligations under the final arbitration award (following appeal, if applicable) within thirty (30) days of such award being rendered, then the other party may enforce the final award in any court of competent jurisdiction in Los Angeles County. Except to the extent otherwise required pursuant to the applicable JAMS rules and procedures and applicable law, each party will pay the fees of its respective attorney(s), the expense of its witnesses, cost of any record or transcript of the arbitration, and any other expenses connected with the arbitration that such party might be expected to incur had the Dispute been subject to resolution in court.

    b. Any Dispute or portion thereof, or any claim for a particular form of relief (not otherwise precluded by any other provision of this Agreement), that may not be arbitrated pursuant to applicable state or federal law may be heard in a court of competent jurisdiction in Los

Angeles County. If a party believes in good faith that all or part of a Dispute, or any claim for relief or remedy sought, is not subject to arbitration under then-prevailing law, then that party may seek a determination to that effect from an appropriate court. If the court determines that the matter is not arbitrable or that the remedy sought is not available in arbitration, then the specific matter or request for remedy in question shall be resolved by the court, sitting without a jury, and the parties hereby irrevocably waive their respective rights to trial by jury of any cause of action, claim, counterclaim or cross-complaint in any action or other proceeding brought by any party against any other party or parties with respect to any matter arising out of, or in any way connected with or related to, this Agreement or any portion thereof, whether based upon contractual, statutory, tortious or other theories of liability. All other matters and claims for relief shall be subject to arbitration as set forth above.

11. The parties agree that in any arbitration or other action regarding or related to this Agreement, the damages that may be awarded shall be limited to any actual damages suffered. Without limiting the foregoing, IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR ANY SPECIAL, INCIDENTAL, CONSEQUENTIAL, EXEMPLARY, OR PUNITIVE DAMAGES, OR ANY CLAIM FOR LOSS OF PROFITS, LOST BUSINESS, OR LOST BUSINESS OPPORTUNITIES, EVEN IF THE OTHER PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

IN WITNESS WHEREOF, the undersigned have executed this Settlement Agreement and Release as of the date set forth above.

AGREED TO AND ACCEPTED:

UNIVERSAL CITY STUDIOS LLLP

By: ____________________
Its: ____________________

NATIONAL LAMPOON, INC.

By: ____________________
Its: CEO

VIDEO RIDER – Gross Proceeds

Paragraph references herein are to Universal's standard Exhibit "A-1" (Gross Proceeds – Theatrical).

Paragraph A1(e): At the end of paragraph A1(e), delete the period and add the following:

> "and any sums received from the marketing of the video which is the subject of paragraph A2(c) below."

Paragraph A 1(h): At the end of paragraph A1(h), add the sentence:

> "A license by Universal to any such person (including a Universal Affiliate) with respect to the marketing of the video which is the subject of paragraph A2(c) below shall not be deemed subdistribution."

Paragraph A1(l): After paragraph A1(l), add the following paragraph A1(m):

> "(m) 'Universal Affiliate' means any corporation controlling (either directly or indirectly) or under common control with Universal City Studios LLLP. No Universal Affiliate shall have any obligations or liabilities hereunder."

Paragraph A2: After paragraph A2, add the following paragraph A2(a):

"(a) Video (no distribution fee):

(i) Videodiscs and Videocassettes:

With respect to the marketing (by sale or rental) to the general public of videodiscs and/or videocassettes containing the Photoplay intended for noncommercial replay on a player in a home through a home-type television screen, including, without limitation, all such items sold in connection with theme park attractions, only the following shall be included in Accountable Gross:

[A] If Universal or any Universal Affiliate manufactures and sells such videodiscs and/or videocassettes either to a wholesaler (which is not a Universal Affiliate) or at the wholesale level to retailers (other than any Universal Affiliate) or directly to the general public, a sum equal to 20% of the 'net wholesale selling price' (as hereinafter defined) for each 'unit' (as hereinafter defined) so sold. This sub-paragraph shall not apply to the sale of units at the end of any lease term under revenue sharing or similar arrangements, which income is included in accordance with sub-paragraph [C] below.

[B] If Universal or any Universal Affiliate licenses to a third party (which is not a Universal Affiliate) the right to manufacture and sell such videodiscs and/or videocassettes either at the wholesale level to retailers or directly to the general public, a sum equal to the monies actually received by the licensor (i.e., Universal or such Universal Affiliate, as the case may be) from said third party on account of such sales.

[C] If Universal or any Universal Affiliate either directly rents, leases, or licenses to any third party (which is not a Universal Affiliate) the right to rent, such videodiscs and/or videocassettes to the general public, whether

through revenue sharing or similar arrangements, a sum equal to 20% of the monies actually received by Universal, or such Universal Affiliate, from said third party on account of such rental, lease, license or end-of-lease sale of units, computed after first deducting from the total of such monies the deductible items set forth in (aa) through (dd) below.

As used in this paragraph A2(a), the term 'net wholesale selling price' shall mean the average wholesale selling price derived from the sale at the wholesale level of a 'unit' by Universal or any Universal Affiliate concerned during the applicable accounting period, less the aggregate of the following items (prorated in accordance with the standard practice of Universal and/or any Universal Affiliate concerned): (aa) all adjustments such as returns for defective videodiscs and/or videocassettes and other credits, allowances, rebates, refunds and reserves (in accordance with the standard practices of Universal and/or any Universal Affiliate concerned), (bb) deposits, advances and periodic payments until earned or forfeited, (cc) sales, excise and remittance taxes, however denominated, and duties, and (dd) costs of advertising such videodiscs and/or videocassettes.

Such applicable accounting period shall be the latest accounting period hereunder in which a comparable 'unit' was sold at the wholesale level by Universal or a Universal Affiliate.

If Universal itself directly manufactures and markets the videodiscs and/or videocassettes which are the subject of this paragraph A2(a), Universal shall not deduct from Accountable Gross, pursuant to paragraph A5 hereof, any sums paid or advanced, or costs and charges incurred, by Universal in connection with the manufacture and marketing of such videodiscs and/or videocassettes except for the items referred to in paragraph A5(c) to the extent that they relate to such videodiscs and/or videocassettes.

As used in this paragraph A2(a), a 'unit' shall be deemed to be that number (one or more) of videodiscs or videocassettes (as packaged) used by Universal or its licensees to market one copy of the Photoplay, or any version thereof (other than remakes, sequels and trailers). If material in addition to the Photoplay is contained in a 'unit', the 'net wholesale selling price' hereunder shall be reduced in accordance with the standard practice of Universal and/or any Universal Affiliate concerned.

(ii) Electronic Video:

With respect to the marketing to the general public of the Photoplay on a preloaded digital storage device, other than videocassettes and videodiscs (e.g., hard drive), or via means of an electronic signal or other transmission embodying the Photoplay that is delivered on a "downloading" basis to a viewer for storage on a digital storage device now known or hereafter devised, such that the viewer is permitted to retain a permanent electronic copy, in digital form, of the Photoplay on any such device, which copy is intended for noncommercial replay by that device or with the aid of a separate playback device (which itself may be a storage device) (collectively "Electronic Video"), only the following shall be included in Accountable Gross:

[A] If Universal sells, licenses or otherwise authorizes a third party (including a Universal Affiliate) the right to sell the Photoplay by means of Electronic Video, a sum equal to 20% of the monies actually received by Universal

from said third party (including a Universal Affiliate) on account of such sale, computed after first deducting from the total of such monies the following items (prorated in accordance with the standard practice of Universal and/or any Universal Affiliate concerned): (aa) all adjustments such as credits, allowances, rebates, refunds and reserves (in accordance with the standard practices of Universal and/or any Universal Affiliate concerned), (bb) deposits, advances and periodic payments until earned or forfeited, (cc) sales, excise and remittance taxes, however denominated, and duties, and (dd) costs of advertising the sale of the Photoplay by means of Electronic Video.

If Universal itself directly markets the Photoplay via means of Electronic Video, Universal shall not deduct from Accountable Gross, pursuant to paragraph A5 hereof, any sums paid or advanced, or costs and charges incurred, by Universal in connection with the marketing thereof except for the items referred to in paragraph A5(c) to the extent that they relate to the sale of the Photoplay via Electronic Video.